EXHIBIT 99.1

EXPLANATORY NOTE

On May 28, 2020, Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), closed on a Purchase Agreement (the “Purchase Agreement”) with affiliates of Energy Capital Partners II, LLC, a Delaware limited liability company (“ECP”) to acquire all the outstanding limited liability company interests of Summit Midstream Partners, LLC, a Delaware limited liability company (“Summit Investments”). We refer to the transactions contemplated by the Purchase Agreement as the “GP Buy-In Transaction.”

The May 2020 acquisition of Summit Investments was a transaction between entities under common control. As a result, the Partnership recast its financial statements for the period that the entities were under common control by Summit Investments to retrospectively reflect the May 2020 acquisition. Under GAAP, the GP Buy-In Transaction was deemed a transaction among entities under common control with a change in reporting entity. Although the Partnership is the surviving entity for legal purposes, Summit Investments is the surviving entity for accounting purposes; therefore, the historical financial results of the Partnership prior to the GP Buy-In Transaction are those of Summit Investments. Prior to the GP Buy-In Transaction, Summit Investments controlled the Partnership and the Partnership’s financial statements were consolidated into Summit Investments.

The information in this Item 6. Selected Financial Data includes periods prior to the GP Buy-In Transaction. Consequently, the Partnership’s consolidated financial statements have been retrospectively recast for all periods presented in order to present the financial results of the surviving entity for accounting purposes.

EX 99.1-1

Item 6. Selected Financial Data.

The selected consolidated financial data presented as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015 have been derived from the audited consolidated financial statements of SMLP, as recasted to reflect the retrospective recast of SMLP’s financial statements resulting from the GP Buy-In Transaction. The following selected financial data should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data” of this Current Report on Form 8-K.

The following table presents selected balance sheet and other data as of the date indicated.

	December 31,
	2019	2018	2017	2016	2015
	(In thousands, except per-unit amounts)
Balance sheet data:
Total assets	$2,574,098	$3,033,219	$2,907,719	$3,120,405	$3,174,917
Total long-term debt	1,627,825	1,478,780	1,319,808	1,240,301	1,267,270
Mandatorily redeemable 11.00% Class C preferred units	—	—	—	99,526	156,857
Mezzanine capital	27,450	—	—	—	—
Partners’ capital	785,236	1,391,567	1,497,260	1,635,420	1,595,354
Other data:
Market price per common unit	$3.31	$10.05	$20.50	$25.15	$18.73

The following table presents selected statements of operations and cash flows as well as other financial data for the annual periods indicated.

	Year ended December 31,
	2019	2018	2017	2016	2015
	(In thousands, except per-unit amounts)
Statements of operations data:
Total revenues	$443,528	$506,653	$488,741	$402,362	$400,282
Total costs and expenses (1)	406,657	378,079	512,486	293,156	561,087
Interest expense	91,966	82,830	88,701	78,596	75,358
Early extinguishment of debt	—	—	22,039	—	—
Loss from equity method investees (2)	(337,851)	(10,888)	(2,223)	(30,344)	(6,563)
Net (loss) income	(393,726)	34,320	(136,914)	(1,402)	(243,071)
(Loss) earnings per limited partner unit:
Common unit - basic	$(4.70)	$0.07	$(4.13)	$0.55	$(1.44)
Common unit - diluted	(4.70)	0.07	(4.13)	0.54	(1.44)
Subordinated unit - basic and diluted (3)					(2.88)
Statements of cash flows data:
Capital expenditures (other than acquisition capital expenditures)	$182,291	$200,586	$124,215	$142,942	$274,119
Contributions to equity method investees	—	4,924	25,513	31,582	86,200
Investment in equity method investee	18,316	—	—	—	—
Other financial data:
Distributions declared per unit (4)	$1.438	$2.300	$2.300	$2.300	$2.270

(1)

Includes (i) long-lived asset impairments of $60.5 million in 2019, (ii) a goodwill impairment of $16.2 million in 2019, (iii) long-lived asset impairments of $3.9 million in 2018, (iv) long-lived asset impairments of $101.9 million and contract intangible asset impairments of $85.2 million in 2017, and (v) goodwill impairments of $248.9 million and environmental remediation expenses of $21.8 million in 2015. See Notes 5, 6, 7 and 16 to the consolidated financial statements.

(2)

Includes (i) an impairment of our equity method investment in OGC of $329.7 million and an impairment in OCC of $6.3 million in 2019 and (ii) our 40% share, or $5.7 million and $1.4 million in asset impairments recognized by Ohio Gathering in December 2018 and 2017. In addition, 2018 includes our 40% share, or $2.0 million, of an estimated legal contingency. See Note 8 to the consolidated financial statements.

EX 99.1-2

(3)	The subordination period ended on February 16, 2016 and all 24,409,850 subordinated units converted to common units on a one-for-one basis.
(4)

Represents distributions declared in a given period by the publicly traded master limited partnership, Summit Midstream Partners, LP, to its unitholders prior to the GP Buy-In Transaction. For example, for the year ended December 31, 2019, represents the distributions paid in February 2019, in May 2019, in August 2019 and in November 2019.

The preceding tables should be read in conjunction with MD&A and the consolidated financial statements and notes thereto.

EX 99.1-3